^form 13G
^reformat no
^field AMMEND#
^field STOCK_NAME
DURA PHARMACEUTICALS INC
^field CLASS
COMMON
^field CUSIP
26632S109
^field PAID
^field JF01
^page
^field CUSID
26632S109
^field PAGE
2
^field PAGE
4
^field APP_NAME
King Investment Advisors, Inc.
^field SSN
76-0185389
^field A
^field B
^field JF02
1980 Post Oak Boulevard, Suite 2400, Houston, TX  77056
^field JF03
2,500,743.8
^field JF04
-0-
^field JF05
2,736,953
^field JF06
`-0-
^field JF07
2,736,953
^field B
^field JF09
6.19% (of 44,239,660 outstanding shares as of 1/24/2000)
^field JF10
IA
^page
^page
^field STOCK_NAME
Dura Pharmaceuticals, Inc
^field STOCK_ADDRESS
7475 Lusk Boulevard, San Diego, CA 92121
^field NAME_OF_PERSON
Roger E. King
^field ADDRESS_OF_BUS
1980 Post Oak Blvd., Suite 2400, Houston, TX 77056
^field CITIZEN
USA
^field CLASS_OF_STOCK
Common
^field CUSIP
26632S109
^field BROKER
^field BANK
^field INSURANCE
^field INVESTMENT
^field BROKER
X
^field BROKER
^field PARENT
^field GROUP
^field BENEFICIALLY
2,736,953
^field PERCENT
6.19%
^page
^field SOLE
2,500,743.8
^field SHARED
0
^field SOLE_DISPOSE
2,736653
^field SHARED_DISPOSE
0
^field CHECK
^field DATE
February 2, 2000
^field NAME
Roger E. King
^field TITLE
President
^page
^field JF01